Exhibit 99.1

FOR IMMEDIATE RELEASE

October 1, 2014

Gannett Completes Acquisition of Remaining 73% Interest in Cars.Com

Rapidly Growing Business Doubles Gannett’s Digital Portfolio

Announces October 29th Investor Meeting Focused on Company’s Digital Portfolio

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today completed its previously announced acquisition of the remaining 73% interest in Classified Ventures LLC, which owns Cars.com, for $1.8 billion.

With approximately 30 million monthly visits, Cars.com is a leading independent research site for car shoppers, providing credible and easy-to-understand information from consumers and experts. A truly unique and rapidly-growing business, Cars.com serves as the foundation for digital operations at many car dealerships across the country and helps marketers solve a wide range of digital marketing issues. Acquiring full ownership of Cars.com doubles Gannett’s digital portfolio, further accelerates the company’s digital transformation and expands its leading position in local media and marketing services in the automotive sector – the largest and most important vertical for local marketing and advertising revenue.

Gracia Martore, president and chief executive officer, said, “We are thrilled to be the sole owner of Cars.com – a business that we know extremely well, and one with terrific growth characteristics. Since its inception in 1998, Cars.com has evolved from a business that simply supported the publishing markets of its owners into a strong, stand-alone digital business serving approximately 20,000 dealers and generating estimated pro forma 2014 revenue of approximately $535 million. Additionally, from 2006 to 2013, Cars.com revenue grew at a compound annual growth rate (CAGR) of almost 20%, while EBITDA increased at a CAGR of almost 40% over the same period. Cars.com is a company with an outstanding product suite and a keen ability to listen to its customers and deliver innovations that set it apart – both of which have contributed to this tremendous growth.”

Martore continued, “With full ownership of Cars.com, we will be able to drive even faster growth as marketers and advertisers continue to shift more of their spending toward digital solutions. This acquisition represents another pivotal step in our ongoing transformation, positioning us well for Gannett’s planned separation into two publicly-traded companies, which is expected to be completed in mid-2015.”

Gannett also announced today that it will host an investor meeting focused on its newly expanded digital portfolio, which includes Cars.com, as well as CareerBuilder. The event will be held from 9:00 a.m. to 11:00 a.m. (ET), October 29, 2014 at The Parker Meridien in New York City and will be webcast. To listen to the live webcast, access the company’s web site, www.gannett.com, and click on the link to the webcast. The webcast will be archived in the “Investor Relations” section of the company’s web site.

Greenhill & Co. and Citigroup acted as financial advisors and Nixon Peabody LLP served as legal advisor on the transaction.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 110 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

# # #

For media inquiries, contact:	For investor inquiries, contact:
Jeremy Gaines	Jeffrey Heinz
Vice President, Corporate Communications	Vice President, Investor Relations
703-854-6049	703-854-6917
jmgaines@gannett.com	jheinz@gannett.com